Exhibit 10.1

INDEPENDENT CONTRACTOR

CONSULTING AGREEMENT

This Independent Contractor Consulting Agreement (the “Agreement”) is entered into on this 10th day of May, 2017 (the “Effective Date”) by and between Connecture, Inc. (the “Company”), a Delaware corporation, and Kraig McEwen (the “Consultant”), an independent contractor.

WITNESSETH:

WHEREAS, Consultant and Company wish to enter into an independent contractor consulting relationship pursuant to which Consultant will provide to the Company certain consulting services as set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

SECTION 1.CONSULTING SERVICES.

1.1.Consulting Term.  The term of this Agreement and Consultant’s consultancy with the Company shall commence on the Effective Date and shall be in effect for a period of one (1) year (the “Consulting Term”).  The Consulting Term may be extended by a written extension signed by both parties.  Either Company or Consultant may terminate this Agreement at any time upon thirty (30) days advance written notice to the other party; provided, however, that if Consultant shall cease to serve as a member of the Company’s board of directors (the “Board”), the Company may terminate this Agreement as of such date without advance written notice.

1.2.Time Commitment.  Consultant agrees to devote as much time, attention and energy as necessary to perform the services under this Agreement.

1.3.Consulting Services.  Consultant shall provide consulting services to the Company’s management as requested by the Board and as agreed upon by the Consultant.  Consultant will determine the method, details, and means of performing the services and shall provide periodic reports to the Board.  Consultant agrees to use its special knowledge, experience, judgment, relationships and best efforts to provide the Company with general consulting services.

1.4.Compliance with Applicable Law.  In performing consulting services for the Company, Consultant shall comply with all applicable federal, state, and local laws and regulations that relate to Consultant’s services, and conduct itself in an ethical manner at all times.

1.5.Agreements with Others.  Consultant represents and warrants that its consultancy with Company and the performance of its duties under this Agreement will not require Consultant to violate any agreement it may have with any employer, prior employer or other business or person, and that it will not engage in any activities in violation of any such agreement.  Consultant agrees not to use or disclose to the Company any confidential information belonging to others that he/she is bound not to use or disclose.

1.6.Consulting Fee.  Subject to the approval of the Board, on or about the date of the Company’s 2017 annual stockholders’ meeting, Consultant will be granted a number of restricted stock units for shares of the Company’s Common Stock (the “RSUs”) in an amount equal to $110,000 divided by the closing price of a share of the Company’s Common Stock on the Effective Date. The RSUs shall vest over a one (1) year period, with one-quarter (1/4) of such RSUs vesting on each of July 1, 2017, October 1, 2017, January 1, 2018 and April 1, 2018.  The RSUs shall constitute the sole consideration to be provided to Consultant during the initial Consulting Term pursuant to this Agreement, with any consideration to be provided to Consultant for any additional Consulting Terms to be agreed upon by Consultant and the Company upon extension of this Agreement.  The grant of the RSUs will be made in accordance with the Company’s 2014 Equity Incentive Plan and standard related documents.

Vesting of the RSUs will be subject in each case to Consultant’s continuous provision of services under this Agreement to the Company on such dates; provided, that service to the Company solely as a member of the Board shall not constitute continued service to the Company for purposes of vesting of the RSUs granted pursuant to this Agreement.

1.7.Consulting Expenses.  The Company shall reimburse Consultant for out-of-pocket costs and expenses that Consultant incurs during the Consulting Term, in accordance with Company’s reimbursement policies as adopted from time to time, including without limitation, travel costs incurred in the course of performing services under this Agreement.  Company shall provide access to Company’s premises during reasonable business hours.  Company may also provide access to Company systems to the extent necessary for Consultant to perform the services.  The Company will not reimburse Consultant for any office, staff, or other overhead expenses.

1.8.Status of Consultant.  Consultant will perform all consulting services as an independent contractor and not as an employee.  As an independent contractor, Consultant shall be responsible for all taxes and withholding on consideration the Company tenders to Consultant for consulting services under this Agreement.  Consultant recognizes and understands that it will receive an IRS 1099 statement related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with applicable state and federal laws.  Additionally, Consultant agrees that neither it nor any of its employees or agents are entitled or eligible to participate in any plans or benefits established for the Company’s employees, including without limitation health benefits, vacation, paid time off, and profit sharing plans such as 401(k) plans.  Consultant further acknowledges, represents and agrees as follows:

(a)Consultant has the right to direct its own means and method of performing services.  The Company will not control the material details, methods or procedures under which Consultant performs.

(b)Consultant’s time is to be utilized at Consultant’s discretion.  Consultant sets its own schedule.  There are no compulsory meetings, training sessions or conferences required of Consultant.

(c)As an independent business, services are not required to be performed at certain times or in a particular order or sequence.  Consultant performs services on a per job basis.  Consultant represents that it provides services for other entities other than the Company.

(d)Company is not authorized to withhold any tax or other amounts from consideration paid to Consultant.  Consultant agrees and acknowledges that Consultant is solely responsible for the payment of any and all taxes based on amounts paid.

(e)Consultant acknowledges and represents that it maintains a separate business with its own office, equipment, materials and other facilities.  As an independent contractor, Consultant shall be solely responsible for all expenses incurred in its business, including all business overhead, equipment, transportation, supplies, office space, computers, software, Internet connections, telephone, insurance (including worker’s compensation insurance) and all taxes.

(f)Consultant may hire or employ helpers of its choosing with no input or approval of the Company, and it shall be solely responsible for legally compensating and insuring all such helpers.  Any such helpers must execute a confidentiality non-solicitation and intellectual property agreement acceptable to the Company with delivery of such agreement prior to any helper providing services.

(g)As an independently-established business, Consultant advertises or otherwise holds itself out as being in the business of providing services to third parties other than the Company.

(h)Consultant represents and acknowledges that it has applied for or holds a tax employer identification number with the federal Internal Revenue Service.  This identification number must be provided to the Company through the submission of a Form W-9 within ten days of Consultant signing this document.

(i)Consultant is solely responsible for the satisfactory completion of the services to be performed and is liable to the Company for any failures to satisfactorily complete services.  Consultant is obligated to redo unsatisfactory work for no additional compensation.

(j)Consultant acknowledges and represents that it has recurring business liabilities and obligations in the performance of services.

(k)Consultant acknowledges, represents and agrees that as an independent contractor it and any of its agents, employees and/or helpers are not entitled to worker’s compensation or unemployment benefits from the Company.

(l)As an independent contractor, Consultant is not allowed to incur any indebtedness on behalf of the Company.

(m)Consultant agrees to procure appropriate insurance coverage covering its activities under this Agreement and will provide evidence of such coverage upon Company’s request.

SECTION 2.TRADE SECRETS AND CONFIDENTIAL INFORMATION.

2.1.Acknowledgment.  Consultant acknowledges that during its consultancy under this Agreement it and its employees and agents shall receive and will have access to Confidential Information and Trade Secrets of the Company, as defined below, including but not limited to confidential and secret business and marketing plans, technical data, strategies, and studies, detailed customer and/or client lists and information relating to the operations and business requirements of those customers and/or clients.  Accordingly, Consultant is willing to enter into the covenants contained in this Agreement in order to provide the Company with reasonable protection of its interests.

2.2.Trade Secrets.  Consultant agrees and covenants that, both during the performance of this Agreement and after the termination of this Agreement, Consultant will not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Consultant’s duties, any Trade Secret.  The term “Trade Secret” as used in this Agreement will mean information, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is intended for use in a trade or business and is not commonly known by or available to the public and which information:

(a)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)is the subject of reasonable efforts by the Company or the client from which the information was received to maintain its secrecy or confidentiality.

Trade Secrets shall remain confidential for as long as the information is considered to be a Trade Secret.

Pursuant to the Defend Trade Secrets Act of 2016, the parties understand that:   An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

2.3.Confidential Information.  In addition to the foregoing and not in limitation thereof, Consultant agrees that, during the performance of this Agreement and for a term of  three (3) years after the end of the Agreement, Consultant will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Consultant’s duties, any Confidential Information, as defined hereinafter, that Consultant may have or acquire (whether or not developed or compiled by Consultant and whether or not Consultant has been authorized to have access to such confidential or proprietary information) during the course of performing services under this Agreement.  The term “Confidential Information” as used in this Agreement means any secret, confidential or proprietary information of the Company, including information received by the Company or Consultant from any customer or client or potential customer or client of the Company, not otherwise included in the definition of “Trade Secret”.  The term “Confidential Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the customer or client to which such information pertains.

2.4.Consultant understands and agrees that nothing contained herein shall be deemed a waiver or modification of any rights the Company may have under applicable foreign, federal, state, or local laws relating to the protection of trade secrets or confidential information.

2.5.Compliance; HIPAA.  Consultant agrees to comply with all applicable laws and Company workplace policies.  Consultant acknowledges that Company is considered a Business Associate under the Health Insurance Portability and Accountability Act of 1996, as amended and updated, including the Standards for Privacy and Security of Individually Identifiable Health Information contained in 45 C.F.R. party 160 and 164, and the federal Health Information Technology for Economic and Clinical Health (HITECH) Act.  It is the parties intent that Consultant will not have access to protected health information or nonpublic personal information, or federal tax information (FTI) of Company or Company’s customers. To the extent that Consultant has access to protected health information (PHI) or Individually Identifiable Information, Consultant shall only use and disclose PHI in compliance with HIPAA and HITECH and further comply with any applicable Company policies and shall execute a Business Associate Agreement (BAA) with Company.

SECTION 3.WORK PRODUCT.

3.1.Ownership of Work Product.  Consultant agrees to make full and prompt disclosure to the Company of all inventions, products, developments, methods, discoveries, processes, technologies, enhancements, improvements, derivative works, designs, Trade Secrets, trademarks and service marks, patents, Confidential Information, copyrightable works, all registrations or applications related to any of the foregoing throughout the world, and all related intellectual property rights (collectively, “Work Product”), whether or not patentable or copyrightable, that it makes, conceives or reduces to practice, either solely or jointly with others, during the Consulting Term.  Consultant acknowledges that all copyrightable Work Product that it creates shall be considered to be a “work made for hire” under the copyright laws of the United States (17 U.S.C. 101 et seq.) and owned by the Company.  To the extent any Work Product is not deemed to be a “work made for hire,” Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of its right, title and interest in all such Work Product that (a) result from or were suggested by any work which it did for the Company; or (b) are made or conceived using the facilities, equipment or other property, whether tangible or intangible, of  the Company (collectively, “Company Work Product”).  To the extent permitted by applicable law, Consultant hereby waives any and all claims to moral rights in any Company Work Products.  Consultant understands and acknowledges that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an inventions agreement to assign certain classes of inventions made by an employee, this paragraph will be interpreted not to apply to any Work Product which a court rules and/or the Company agrees falls within such classes.   For California and Illinois, as provided for in Cal. Lab. Code § 2870 and 765 ILCS 1060/2, this provision does not apply to inventions that Consultant developed entirely on its own time without using the Company’s equipment, supplies, facilities or trade secret information.

Consultant agrees to execute all necessary paperwork and provide all other assistance requested by the Company, either during the Consulting Term or afterwards, to enable the Company to obtain, maintain, or enforce in itself or its nominees, any patent, copyright, trademark or other legal protection on the Company Work Product in any and all countries.  If the Company is unable, after reasonable effort, to secure Consultant’s signature on any such papers, Consultant hereby irrevocably designates and appoints each officer of the Company as his/her agent and attorney-in-fact to execute any such papers on its behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company Work Product.

If, in the course of Consultant’s work with the Company, it incorporates a Work Product owned by Consultant, solely or jointly with others ("Non-Company Work Product") into a Company product, process or machine or other work done for the Company, Consultant will promptly disclose such incorporation to the Company and it hereby grants to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Non-Company Work Product.  Nevertheless, Consultant agrees not to incorporate, or permit to be incorporated, any Non-Company Work Product owned by any third party in any Company Work Product, or otherwise use any Non-Company Work Product owned by any third party in any work performed by Consultant during the Consulting Term, without, in each case, the Company’s prior written consent.

Consultant agrees to perform, upon the reasonable request of the Company, during or after the Consulting Term, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Company Work Product, including but not limited to: (i) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance; (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Company Work Product in any countries; (iii) providing testimony in connection with any proceeding affecting the right, title, or interest of the Company in any Company Work Product; and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

SECTION 4.REASONABLENESS OF COVENANTS AND INJUNCTIVE RELIEF.

Consultant agrees and acknowledges that the consideration it has and will receive for the restrictions, prohibitions, and covenants specified in Sections 2 and 3 of this Agreement is fair and adequate.  In return, Consultant agrees to enter into the restrictions, prohibitions, and covenants specified in Sections 2 and 3 in order to provide the Company with what it considers to be reasonable protection of its interests.  Consultant agrees the covenants are reasonable, fair and equitable and contain reasonable limitations as to time and scope of activities to be restricted and that such covenants do not impose a greater restraint on Consultant than is necessary to protect the goodwill, confidential information and other legitimate business interests of the Company.  Consultant further acknowledges and confirms that his full and faithful observance of each of the covenants contained in this Agreement shall not cause it any undue hardship, financial or otherwise.  Accordingly, Consultant acknowledges that it could cause irreparable injury to the Company by violating any of these covenants and the Company shall therefore be entitled to injunctive relief enjoining a breach or threatened breach without the necessity of posting a bond.  Consultant further acknowledges that the Company shall also have the right to seek a remedy at law in addition to equitable relief in the event of any such breach.  Company shall be entitled to its reasonable attorneys' fees, expert witness fees, and other expenses and costs it incurs in enforcing this Agreement or pursuing damages for Consultant’s breach of this Agreement.

SECTION 5.REFORMATION.

If any of the covenants or promises of this Agreement, including but not limited to the covenants in Sections 2 and 3, are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Consultant hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.

SECTION 6.COMPANY PROPERTY/SYSTEMS.

All the Company’s property, equipment, funds, books, records, files, memoranda, reports, lists, drawings, plans, sketches, documents, electronic data and other material (together with all copies thereof), which Consultant shall use, prepare or come in contact with or possession of during the course of, or as a result of, its consultancy shall, as between the parties hereto, remain the sole property of the Company.  Upon the termination of this Agreement or upon the prior demand of the Company, Consultant shall immediately return all such property or materials and thereafter shall not remove or cause to be removed such materials from the premises of the Company.  In order to carry out Consultant’s responsibilities, it or its agents may be given access to various Company computer systems and passwords, user identifications, or other authenticating information (“Password(s)”).  Consultant will not disclose Password(s) to anyone except in accordance with the Company policy.  All Company systems are to be used for legitimate Company business purposes only, and all items created, accessed, or stored on Company systems will be treated as the Company’s property for all purposes, including but not limited to monitoring, access, recording, review, and disclosure by the Company.  Consultant will adhere to all software licensing or other agreements applicable to systems and to the Company’s expectations and policies regarding systems usage.  Consultant’s authorization to access the Company’s systems shall expire upon termination of this Agreement or upon notice from the Company

SECTION 7.INDEMNIFICATION.

Except in the case of willful misconduct by Consultant, the Company shall indemnify and hold harmless Consultant from and against any and all expenses (including, without limitation, reasonable attorneys’ fees and costs), judgments, fines, and amounts paid in settlement incurred by Consultant in connection with this Agreement.

SECTION 8.MISCELLANEOUS.

8.1.Assignment.  This Agreement and the rights and obligations of Consultant under this Agreement are not assignable or delegable in whole or in part by Consultant without the prior written consent of the Company.  This Agreement is assignable in whole or in part to any parent, subsidiaries, or affiliates of the Company or to any successor in interest to the Company or the business of the Company.

8.2.Liability.  The maximum liability of Consultant hereunder from any cause whatsoever, arising out of contract, warranty, tort, negligence or any other theory of liability shall be the amount of compensation paid under Section 1.6 above.  In no event will Consultant be liable for special, direct, consequential or incidental damages and the Company releases Consultant from all other liability and damages, including, without limitation, damages to person or property (regardless of the cause thereof).

8.3.Applicable Law.  This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Wisconsin.  Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Wisconsin, and Consultant hereby consents and submits to the jurisdiction of any such court for such purpose.

8.4.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  Electronic or facsimile signatures shall be deemed original signatures.

8.5.Headings and Captions.  The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

8.6.Modification.  No provision of this Agreement may be amended, changed, altered, modified or waived except in writing signed by Consultant and an officer of the Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify.

8.7.Severability.  Except as provided in Section 5, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

8.8.Waiver.  The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

8.9.Survival.  Sections 2, 3, 5, 6, 7, and 8 of this Agreement shall survive and remain in effect after the termination or expiration of this Agreement.

8.10.No Third-Party Beneficiaries.  Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and the parent of the Company and its subsidiaries or affiliates, any rights, remedies or other benefits under or by reason of this Agreement.

8.11.Entire Agreement.  This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto.  There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof.

8.12.Notices.  All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

If to the Company:

Connecture, Inc.

18500 W. Corporate Drive, Suite 250

Brookfield, WI 53045

Attn: General Counsel

Telephone No.: (262) 432-8282

If to the Consultant:

Kraig McEwen

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person (by courier service or otherwise), (b) upon electronic mail if receipt is confirmed by reply electronic mail or by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c) upon transmission by facsimile if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (d) on the fifth (5th) business day after it is mailed by registered or certified mail.

8.13.Understanding.  The parties herewith covenant and agree that they have read and fully understand the contents and the effect of this Agreement.  Consultant and the Company warrant and agree that they have had a reasonable opportunity and been advised in writing to seek the advice of an attorney as to such content and effect.  The parties accept each and all of the terms, provisions, and conditions of this Agreement, and do so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CONNECTURE, INC.

By:	/s/ Jeffery A. Surges
Name: Jeffery A. Surges
Title: Chief Executive Officer and President

CONSULTANT:

KRAIG MCEWEN

/s/ Kraig McEwen